Exhibit 99.2

Spark Therapeutics Announces New Positive Data from Continuation of Phase 3 Trial of Voretigene Neparvovec

Of the nine crossover subjects, eight responders demonstrated the maximum improvement measurable on the primary endpoint at one year

27 of 29, or 93%, of Phase 3 subjects that received voretigene neparvovec demonstrated a gain in functional vision at one year

Follow-up data show two-year durability of benefit in the Phase 3 intervention group

PHILADELPHIA, August 10, 2016 -- Spark Therapeutics (NASDAQ:ONCE) today announced new data from the continuation of the Phase 3 trial of voretigene neparvovec (formerly referred to as SPK-RPE65), its most advanced product candidate. Voretigene neparvovec, for the potential treatment of inherited retinal disease (IRD) caused by mutations in the RPE65 gene, has received both breakthrough therapy and orphan product designations from the U.S. Food and Drug Administration (FDA), as well as orphan product designation from the European Medicines Agency.

In the pivotal portion of the Phase 3 trial, voretigene neparvovec was administered to both eyes of 20 subjects in the modified intent to treat (mITT) intervention group, and there were nine additional subjects in the mITT control group. The mITT population (n = 29) includes all subjects that received voretigene neparvovec, either in the randomized controlled portion of the Phase 3 trial (301 study) or in the crossover portion of the Phase 3 trial (302 study). In the fourth quarter of 2015, the Company announced statistically and clinically significant improvement in the intervention group compared to the control group on the primary endpoint, change in bilateral mobility testing (MT) between baseline and one year. The first two secondary endpoints - full-field light sensitivity threshold testing (FST) for white light and MT for the assigned first eye - also showed highly statistically significant improvement. A third secondary endpoint, visual acuity, did not meet statistical significance.

Expanded Phase 3 dataset at one-year reaffirms earlier trial results

After one year of undergoing the same retinal and visual function testing as the intervention subjects in the 301 study, all nine subjects in the mITT control group elected to cross over and receive voretigene neparvovec in both eyes.

One year after administration, eight of the nine subjects in the 302 study improved, as measured by MT, with all eight responders being able to navigate the course at 1 lux, demonstrating the maximum improvement measurable. The mean improvement among all nine subjects in the 302 study was 2.1 lux levels, compared to the 1.9 lux level improvement seen in the group of 20 subjects. On FST testing, eight of the nine subjects improved, with an average improvement of nearly 200-fold, compared to the more than 100-fold improvement average seen in the 301 study subjects. Subjects in the 302 study demonstrated an average visual acuity improvement of 4.5 letters, averaged across both eyes, compared to an average improvement of eight letters by the same analysis in the 301 study.

The safety profile of the 302 study was largely consistent with prior studies. There were no product candidate-related serious adverse events, or SAEs, however, there was one SAE, in one eye, that was determined to be related to the surgical procedure rather than voretigene neparvovec.  This subject exhibited a reduction in visual acuity after the surgical procedure and did not return to baseline, however, this subject improved on the MT and also exhibited a gain in FST.

Durability of benefit out at least two years in Phase 3 cohort

As announced on July 1, 2016, Spark Therapeutics had positive follow-up data from the second Phase 1 trial of voretigene neparvovec, referred to as the 102 study. This study used the same dose, and assessed essentially the same endpoints, as the Phase 3 study. These data, published in The Lancet, provide insight into the long-term safety, as well as stable and persistent benefit, observed over at least 3 years after administration of voretigene neparvovec in the contralateral eye, or the second, previously uninjected eye.

Today, Spark Therapeutics reported that durability of benefit, as measured by change in MT and FST, was maintained for at least 2 years in the mITT intervention group (n = 20) of the 301 study. The mean durability of benefit was sustained at 1.9 lux levels after two years, compared with the improvement of 1.9 lux levels after one year. The more than 100-fold improvement average seen in the original intervention group at one year similarly was maintained through at least two years.

“We now have substantially more data at one year after administration of voretigene neparvovec across both the 301 and 302 Phase 3 studies, and have seen 27 of 29, or 93%, of subjects respond, importantly demonstrating gains in functional vision,” said Dr. Katherine High, president and chief scientific officer of Spark Therapeutics. “We plan to include these additional Phase 3 data in the clinical modules of our rolling BLA submission, as well as to continue to analyze data from our clinical trials in order to further elucidate the potential for long-lasting benefit that voretigene neparvovec may have on the lives of patients with RPE65-mediated inherited retinal disease.”

Voretigene neparvovec Phase 3 overview
The pivotal portion of the Phase 3 trial of voretigene neparvovec is the first successful randomized, controlled Phase 3 trial ever completed for a gene therapy for a genetic disease. The multicenter trial randomized 31 subjects with confirmed RPE65 gene mutations. The mITT population included 20 subjects in the intervention group and nine in the control group.

After one year of undergoing the same retinal and visual function testing as the intervention subjects, all nine subjects in the modified intent-to-treat (mITT) control group elected to crossover and receive voretigene neparvovec in both eyes.

The bilateral mobility test, the primary endpoint in the trial, evaluated, at multiple time points over the course of one year, the performance of subjects in navigating a mobility course under a variety of specified light levels ranging from one lux (equivalent to a moonless summer night) to 400 lux (a brightly lit office) using both eyes. Each attempt was recorded, and the videos were sent to independent, centralized, masked graders to assign a pass/fail score based on speed and accuracy with which the subjects navigated the course.

In addition to the primary endpoint, the statistical analysis plan included three secondary endpoints tested statistically in the following hierarchical order:

•	FST (white light), which reflects underlying physiological function by measuring light sensitivity of the entire visual field;

•	Change in MT score for the assigned first eye, which compares the MT performance from baseline for the first eye injected;

•	Visual acuity (VA) testing, which measures changes in central vision by assessing the ability of the subject to read a standard eye chart.

About Spark Therapeutics

Spark Therapeutics, a fully integrated gene therapy company, is seeking to transform the lives of patients with debilitating genetic diseases by developing one-time, life-altering treatments. Spark Therapeutics’ validated gene therapy platform is being applied to a range of clinical and preclinical programs addressing serious genetic diseases, including inherited retinal diseases, liver-associated diseases, such as hemophilia, and neurodegenerative diseases. Spark Therapeutics’ validated and proprietary technology platform for selecting, designing, manufacturing and formulating highly optimized gene therapies has successfully delivered gene therapies with proof-of-concept data in the eye and liver. Spark Therapeutics’ most advanced product candidate, voretigene neparvovec (formerly referred to as SPK-RPE65), which has received both breakthrough therapy and orphan product designations, reported positive top-line results from a pivotal Phase 3 clinical trial for the treatment of RPE65-mediated inherited disease, a rare blinding condition. Spark Therapeutics’ hemophilia programs have two lead assets: SPK-9001, being developed under a collaboration with Pfizer, in a Phase 1/2 trial for hemophilia B; and SPK-8011, a preclinical candidate for hemophilia A. SPK-9001 has received breakthrough therapy designation. To learn more, please visit www.sparktx.com.

Cautionary note on forward-looking statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's voretigene neparvovec program. Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that: (i) the data from our Phase 3 clinical trial of voretigene neparvovec may not support a label for the treatment of RPE65-mediated IRD other than Leber congenital amaurosis (LCA); (ii) the improvements in functional vision and retinal function demonstrated by voretigene neparvovec in our clinical trials may not continue to be sustained over extended periods of time; and (iii) we could experience delays in submitting our regulatory filings of voretigene neparvovec, including our Biologics Licensing Application with FDA and, once submitted, such regulatory filings may not be approved. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" section, as well as discussions of potential risks, uncertainties and other important factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other filings we make with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Spark Therapeutics undertakes no duty to update this information unless required by law.

Contacts

Corporate Contacts:

Stephen W. Webster
Chief Financial Officer
Spark Therapeutics, Inc.

Daniel Faga
Chief Business Officer
Spark Therapeutics, Inc.

(855) SPARKTX (1-855-772-7589)

Media Contact:

Ten Bridge Communications
Dan Quinn
(781) 475-7974
dan@tenbridgecommunications.com